UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 24, 2010

Biolase Technology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of August 24, 2010, David M. Mulder resigned from his positions as Chairman, Chief Executive Officer, and President of Biolase Technology, Inc. (the "Company"). In addition, Mr. Mulder resigned as a member of the Board of Directors of the Company.

On August 24, 2010, the Company entered into a Separation Agreement with Mr. Mulder (the "Agreement"). Pursuant to the Agreement, Mr. Mulder will receive (i) a severance payment of $10,416.67, subject to all applicable tax withholding and payable in one installment, (ii) COBRA premiums under the Company’s medical and dental benefit plans for six (6) months, and (iii) to the extent that it is permissible by law and in compliance with plan rules, premiums under the Company’s group life insurance, accidental death and dismemberment and disability benefit plans for six (6) months, (i) through (iii) above being in full and complete satisfaction of any and all obligations, rights, or claims related in any way to his employment with the Company, including but not limited to those obligations, rights, or claims previously existing under that certain Employment Agreement, dated as of April 29, 2008, as amended, by and between the Company and Mr. Mulder.

The severance payment is subject to Mr. Mulder’s execution, delivery, and non-retraction of a general release and wavier of claims, and such other terms, conditions, and restrictive covenants customary for agreements of this purpose.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase Technology, Inc.

August 27, 2010	By:	Federico Pignatelli

Name: Federico Pignatelli
Title: Chairman